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                                                             Exhibit 5
                          STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made the 13th day of June, 1995

     BETWEEN:

     (1)  JUSI HOLDINGS, INC., a Delaware corporation ("Seller"); and

     (2)  FRED R. SULLIVAN ("Purchaser").

     WHEREAS:

     (A)  On June 5, 1995, Seller became the beneficial owner of
          258,600 shares (collectively, the "Sale Shares") of common stock, par value $.10 per share, of Richton International Corporation (the "Company").

     (B) Seller wishes to sell and the Purchaser wishes to purchase the Sale Shares on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED as follows:

          1.   Sale and Purchase of Shares.
               ---------------------------
               Subject to the terms and conditions of this Agreement, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, the Sale Shares free from any lien, option, charge and encumbrance, right of pre-emption or any other third party right and together with all benefits and rights attached thereto.

          2.   Purchase Price.
               --------------
               The total consideration for the sale of all of the Sale Shares (the "Purchase Price") shall be Seven Hundred Fifty-Nine Thousand Six Hundred Thirty-Seven Dollars and Fifty Cents
     ($759,637.50), payable in cash at the Closing.

          3.   Closing.
               -------
               Subject to the satisfaction of each of the conditions set forth in Section 4, the closing of the sale and purchase of the Sale Shares hereunder (the "Closing") shall take place at the offices of the Seller at 101 Wood Avenue South, Iselin, New Jersey 08830 (or at such other place as the parties may agree in writing) at 10:00 a.m., New York City time, on June 13, 1995, or such earlier date that the parties may agree upon (the "Closing Date").

          4.   Conditions of Closing.
               ---------------------
               The obligations of Seller to sell, and Purchaser to purchase, all of the Sale Shares is subject to the condition that there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction barring the consummation of the sale and purchase of the Sale Shares pursuant to this Agreement.

          5.   Deliveries at Closing.
               ---------------------
               At the Closing, the parties shall make the following deliveries and take the following actions:

               a. Seller shall deliver to Purchaser, or to one or more designees of Purchaser, share certificates representing the Sale Shares, accompanied by stock powers or other appropriate transfer forms duly endorsed by the registered owner thereof; and
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               b.   Purchaser shall transfer to Seller (to such
          account as shall be designated by Seller) the Purchase Price in immediately available funds.

          6.   Representation and Warranties of the Parties.
               --------------------------------------------

               6.1  Representation and Warranties of Seller.  Seller
                    ---------------------------------------
     hereby represents and warrants to Purchaser as follows:

               a. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and perform its obligations thereunder. The execution, delivery and performance by Seller of this Agreement has been duly authorized by all necessary corporate action on behalf of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

               b. Seller is the owner of the Sale Shares free and clear of all liens, options, charges, encumbrances, rights of preemption or any other third party right.


               6.2  Representation and Warranties of Purchaser.
                    ------------------------------------------
     Purchaser hereby represents and warrants to Seller as follows:

               a. Purchaser has all necessary power and authority to enter into this Agreement and perform his obligations thereunder. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on behalf of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

               b. Purchaser is purchasing the Sale Shares for investment purposes. Purchaser will not offer, sell or otherwise transfer the Sale Shares except in compliance with, pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and/or any other applicable securities law.

          7.   Further Agreements of the Parties.
               ---------------------------------
               Any and all transfer taxes, stamp duties and similar charges relating to the purchase and sale of the Sale Shares shall be paid by Purchaser.

          8.   Governing Law; Counterparts.
               ---------------------------
               This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and may be executed in more than one counterpart and by different parties of each counterpart and all such counterparts when executed shall form one and the same agreements.

          9.   Assignment
               ----------
               The Purchaser has assigned some or all of his rights hereunder and has assigned the right to purchase 51,800 of the Sale Shares to the Fred A. Sullivan 1987 Lifetime Trust, which trust shall pay the portion of the Purchase Price allocable to such shares. Seller shall deliver stock powers to reflect the above-referenced assignment.

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               IN WITNESS WHEREOF, Seller and Purchaser have caused
     this Agreement to be signed and delivered by their respective officers, thereunto duly authorized, all as of the date first written above.



     JUSI HOLDINGS, INC.                PURCHASER

     By: /s/ George H. MacLean           /s/ Fred R. Sullivan
        ---------------------------     ------------------------------
       Name: George H. MacLean            Fred R. Sullivan






















































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